Exhibit 99

VF Announces Record Third Quarter Earnings Per Share and Revenues, Raises Guidance and Increases Dividend

  3Q EPS increases 14% to record $2.22
  3Q revenues up 7% to record $2.2 billion
  3Q gross margins reach record 46.5%
  Raising 2010 EPS guidance from $6.10 to $6.25-6.30 on continued strong organic revenue growth
  4Q incremental marketing investments expected to reach $45 million
  Raising quarterly dividend to $.63 per share, marking 38th consecutive year of higher dividend payments to shareholders

Information regarding VF’s third quarter conference call webcast today at 8:30 a.m. ET can be found at the end of this release.

GREENSBORO, N.C.--(BUSINESS WIRE)--October 21, 2010--VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, today announced record results for the third quarter of 2010. All per share amounts are presented on a diluted basis.

Third quarter revenues rose 7% to $2,232.4 million from $2,093.8 million in the third quarter of 2009. On a constant currency basis, revenues increased 8%. Net income rose 11% to $242.8 million, while earnings per share increased 14% to $2.22. Foreign currency translation rates negatively impacted earnings per share by $.06 in the quarter.

For the first nine months of 2010, revenues increased 5% to $5,576.4 million from $5,304.9 million in the 2009 period. Net income rose 31% to $517.1 million, while earnings per share increased 32% to $4.68.

“This quarter’s strong organic revenue growth and record gross margins are a testament to VF’s diverse business model and powerful brands,” said Eric Wiseman, Chairman and Chief Executive Officer. “The investments we’re making this year to drive growth in our strongest and most profitable businesses are clearly paying off.”

Third Quarter Business Review

Outdoor & Action Sports: The momentum continues in our Outdoor & Action Sports businesses, which again achieved record revenues, operating income and operating margins in the current quarter. The strength of The North Face® and Vans® businesses was clearly evidenced by another quarter of double-digit growth for each, with global revenues of these brands rising by 17% and 19%, respectively. Total global revenues in our Outdoor & Action Sports businesses rose 14% in the third quarter with strong increases in both our Americas and international businesses. On a constant currency basis, total Outdoor & Action Sports revenues grew 17%. Revenue growth in Asia was particularly strong, rising 38% in the quarter. Our international Kipling® and Napapijri® businesses also achieved healthy revenue growth in constant dollars in the quarter, and lucy® brand revenues grew 20%. Total direct-to-consumer revenues for our Outdoor & Action Sports businesses rose 18% in the quarter, reflecting exceptional growth in The North Face®, Vans® and lucy® brands.

Operating income rose by 21%, with operating margins increasing by more than one full percentage point to nearly 24% in the quarter. We continued to invest heavily behind focused marketing and other brand-building initiatives for both The North Face® and Vans® brands to support our expectations for continued strong global growth.

Jeanswear: Our Global Jeanswear business also achieved both top and bottom line growth in the quarter. Global Jeanswear revenues grew 1% in the quarter, or 2% on a constant currency basis. The exit of our European mass market business impacted the revenue comparisons by 2%. Domestic revenues rose 5% with growth in all three major businesses: Mass Market revenues grew 7% in the quarter, and revenues in our Lee and Western businesses rose 1% and 5%, respectively. International jeans revenues decreased 7%, with 2 percentage points of the decline due to foreign currency translation and the rest due primarily to the exit of our mass business in Europe. Jeanswear revenues in Asia increased 44%, with growth also achieved in Mexico, Latin America and Canada.

Operating income increased 6%, with operating margins rising by nearly one full percentage point to 17.6% in the quarter reflecting improved profitability in our international jeans businesses.

Imagewear: Our Imagewear business delivered excellent results in the quarter, with a 10% increase in revenues and a 68% increase in operating income. The Licensed Sports and Image Apparel businesses both generated solid growth for the second consecutive quarter. Growth in the Image business resulted from improved business conditions and increased market share with our key industrial customers. Image’s flame-resistant apparel business performed particularly well in the quarter. The Licensed Sports apparel business is also gaining market share, helped by our quick response retail replenishment capabilities during the Major League Baseball divisional playoff races and strong retail response to new women's programs.

Sportswear: As anticipated, a shift in the timing of Nautica® shipments for special programs from the third quarter to the fourth resulted in a decline in Sportswear revenues of 13%. Sales of Nautica® men’s sportswear at our major wholesale partners are running up over 20% season to date versus last year. This trend, along with higher shipments resulting from the aforementioned shift in timing, should drive a mid-teen increase in Nautica® brand revenues in the fourth quarter. Kipling® brand revenues in the U.S. increased 42% in the quarter, reflecting the successful launch earlier this year of a new program that is exclusive with Macy’s.

The shift in third quarter revenues, combined with higher spending to support a new Nautica® marketing campaign, resulted in lower Sportswear operating income and margins in the quarter. Substantially better comparisons are anticipated in the fourth quarter.

Contemporary Brands: Revenues of our Contemporary Brands coalition, which consists of the 7 For All Mankind®, John Varvatos®, Splendid® and Ella Moss® brands, rose 1% in the quarter. On a constant currency basis, revenues increased 3%. 7 For All Mankind® brand global revenues declined slightly in the quarter, reflecting soft conditions in the U.S. premium denim market. In Europe, 7 For All Mankind® brand revenues expanded 8% on a constant currency basis. Our Splendid® and Ella Moss® brands had an excellent quarter, with a combined revenue increase of 16%. John Varvatos® brand revenues also grew in the quarter. Building our contemporary brands through direct-to-consumer initiatives, including both new stores and e-commerce, is an important component of our growth strategy for these businesses, and during the quarter direct-to-consumer revenues for our Contemporary Brands coalition grew 40%.

Operating income and margins declined in the quarter, due in part to continued investments in new 7 For All Mankind® retail stores and marketing programs to support future growth globally.

Marketing Investments Driving Organic Growth

Marketing spending increased 35% in the quarter as we continued to launch marketing and other programs to support our brands’ growth. Year-to-date, we spent an additional $50 million on these programs over prior year levels, and expect to spend an incremental $45 million in the fourth quarter. Over half of this total spending is behind The North Face® and Vans® brands. Heavy investments are also being made this year to support our rapidly-growing and highly profitable businesses in China. Examples of marketing investments underway include:

  Adding top freeride and slopestyle skiers, and halfpipe snowboarders to our athlete team to extend the reach of The North Face® as a snowsports brand during the upcoming winter X Games.
  Launching Offthewall.tv, a virtual Vans® TV network with original action sports, music and art-related content.
  Continuing Vans® media campaign encompassing outdoor advertising, PR, print, online and in-store to increase the brand’s awareness in all key European markets.
  Investing in print, digital and PR campaigns behind our brands in key cities in China.
  Using national television, print, and digital advertising featuring celebrity spokesman Mike Rowe to reinvigorate our Lee® men’s jeans business.
  More than doubling our marketing spending behind the 7 For All Mankind® brand, including the launch of a new print campaign and events celebrating the brand’s 10 year anniversary.
  Extending the Nautica® brand’s TV and radio advertising partnership with Macy’s into San Francisco and Chicago.

Gross Margins Reach Record Third Quarter Level

Continuing the trend of the last several quarters, gross margins were substantially above prior year levels. Third quarter gross margins reached a record level for the period, rising over 200 basis points to 46.5%. This substantial improvement was driven by three primary factors: 1) lower product costs; 2) continued expansion and improved gross margins in our retail stores; and 3) generally clean inventories across our businesses. Operating margins rose to 15.9% in the current quarter from 15.2% in last year’s period.

Expansion in International and Direct-to-Consumer Businesses

Our international and direct-to-consumer businesses remain important long-term drivers of both organic growth and margin expansion. During the quarter, international revenues increased 10% on a constant currency basis driven by strong growth in our Outdoor & Action Sports businesses. Our momentum in Asia continued in the quarter, with revenues rising 37% reflecting exceptional growth in our jeanswear business and in The North Face®, Vans® and Kipling® brands.

“Asia represents a billion dollar opportunity for VF, and we are investing accordingly,” said Mr. Wiseman. “In China, our diversified portfolio provides consumers with a variety of compelling brands, including Lee®, Wrangler®, The North Face®, Vans®, Kipling® and 7 For All Mankind®. We’re particularly excited about the unique opportunities that The North Face® and Vans® brands give us to build new categories – outdoor and action sports – in this dynamic market.”

Our direct-to-consumer revenues increased 10%, driven by new store openings and comp store growth in the quarter. The direct-to-consumer businesses of The North Face®, Vans®, 7 For All Mankind® and lucy® brands each achieved double-digit revenue gains in the period. We opened a total of 21 stores across our brands in the quarter and 62 stores year-to-date, bringing the number of owned retail stores to 779 at the end of the quarter. We remain on track to open approximately 85 stores this year.

Strong Balance Sheet

Cash and equivalents were $403 million at the end of the quarter. Reflecting strengthening revenue trends, inventories rose by 3% from prior year levels. We continue to expect a very strong year of cash flow generation, which is expected to approximate $850 million. Year-to-date we have spent $322 million to repurchase 4 million shares. During the quarter we paid down $200 million of long-term debt that carried an interest rate of 8.5%.

Outlook: Raising 2010 Guidance and Expecting Strong Results in 2011

We expect continued strong revenue growth in the fourth quarter. Gross margins should be comparable to the record level achieved in the 2009 period. We are continuing to invest in building our brands globally to fuel strong organic growth next year and beyond. As noted above, $45 million in incremental brand investment spending is planned in the fourth quarter.

For the full year, we now expect 2010 revenues to increase by more than 5% to approximately $7.6 billion, versus our prior guidance of an increase of 4 to 5%.

We are also raising our earnings per share guidance to a range of $6.25 to $6.30 per share, versus our previous guidance of $6.10 per share. The new guidance represents an increase of over 20% from 2009 earnings per share of $5.16 (before impairment charges). On a GAAP basis, earnings per share are now expected to increase over 50% from the $4.13 reported in 2009.

“We look forward to wrapping up a very strong 2010, with revenues near record levels and all-time highs in gross margins and earnings,” concluded Mr. Wiseman. “Looking ahead, we are confident that the investments made this year will drive another year of solid top and bottom line growth in 2011.”

Dividend Increased

The Board of Directors declared a quarterly cash dividend of $.63 per share, an increase of $.03 per share. The dividend is payable on December 20, 2010 to shareholders of record as of the close of business on December 10, 2010. This marks the 38th consecutive year of higher dividend payments to shareholders.

Non-GAAP Financial Measures

This press release contains constant currency financial information, which is a measure of financial performance that is not prepared in accordance with generally accepted accounting principles ("GAAP"). An explanation of management's use of this non-GAAP financial information is described in the supplemental financial information beginning on page 10.

Statement on Forward Looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include the overall level of consumer spending on apparel; general economic conditions and other factors affecting consumer confidence; disruption and volatility in the global capital and credit markets; VF's reliance on a small number of large customers; the financial strength of VF's customers; changing fashion trends and consumer demand; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF's ability to successfully integrate and grow acquisitions; VF's ability to maintain the strength and security of its information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; fluctuations in the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About VF

VF Corporation is a global leader in branded lifestyle apparel with more than 30 brands, including Wrangler®, The North Face®, Lee®, Vans®, Nautica®, 7 For All Mankind®, Eagle Creek®, Eastpak®, Ella Moss®, JanSport®, John Varvatos®, Kipling®, lucy®, Majestic®, Napapijri®, Red Kap®, Reef®, Riders® and Splendid®.

Webcast Information

VF will hold its third quarter conference call and webcast today at 8:30 a.m. ET. Interested parties should call 1-877-719-9795 domestic, or 1-719-325-4802 international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through October 28, 2010 and can be accessed by dialing 1-888-203-1112 domestic, and 1-719-457-0820 international. The pass code is 3760514. A replay also can be accessed at the Company’s web site at www.vfc.com.

VF CORPORATION
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended September		Nine Months Ended September

	2010	2009	2010	2009

Net Sales	$2,213,151	$2,075,510	$5,520,184	$5,249,619
Royalty Income	19,216	18,296	56,166	55,298

Total Revenues	2,232,367	2,093,806	5,576,350	5,304,917

Costs and Operating Expenses
Cost of goods sold	1,195,379	1,165,843	2,970,084	2,996,176
Marketing, administrative and general expenses	682,443	610,072	1,858,937	1,709,664
	1,877,822	1,775,915	4,829,021	4,705,840

Operating Income	354,545	317,891	747,329	599,077

Other Income (Expense)
Interest income	610	420	1,600	1,750
Interest expense	(20,557)	(21,325)	(61,550)	(65,159)
Miscellaneous, net	599	505	8,945	3,148
	(19,348)	(20,400)	(51,005)	(60,261)

Income Before Income Taxes	335,197	297,491	696,324	538,816

Income Taxes	91,943	79,430	178,121	145,343

Net Income	243,254	218,061	518,203	393,473

Net (Income) Loss Attributable to Noncontrolling Interests in Subsidiaries	(467)	(141)	(1,065)	913

Net Income Attributable to VF Corporation	$242,787	$217,920	$517,138	$394,386

Earnings Per Share Attributable to VF Corporation Common Stockholders
Basic	$2.25	$1.97	$4.74	$3.57
Diluted	2.22	1.94	4.68	3.54

Weighted Average Shares Outstanding
Basic	107,881	110,881	109,093	110,372
Diluted	109,190	112,145	110,492	111,471

Cash Dividends Per Common Share	$0.60	$0.59	$1.80	$1.77

Fiscal Periods: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal third quarter ends on the Saturday closest to September 30. For presentation purposes herein, all references to periods ended September 2010, December 2009 and September 2009 relate to the fiscal periods ended as of October 2, 2010, January 2, 2010 and October 3, 2009, respectively.

VF CORPORATION
Consolidated Balance Sheets
(In thousands)

	September	December	September
	2010	2009	2009

ASSETS

Current Assets
Cash and equivalents	$402,863	$731,549	$379,148
Accounts receivable, net	1,098,858	776,140	1,102,878
Inventories	1,211,307	958,639	1,171,151
Other current assets	161,345	163,028	275,556
Total current assets	2,874,373	2,629,356	2,928,733

Property, Plant and Equipment	1,639,271	1,601,608	1,586,713
Less accumulated depreciation	1,041,097	987,430	956,633
	598,174	614,178	630,080

Intangible Assets	1,515,261	1,535,121	1,566,640

Goodwill	1,370,262	1,367,680	1,472,150

Other Assets	321,623	324,322	308,563

	$6,679,693	$6,470,657	$6,906,166

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Short-term borrowings	$49,022	$45,453	$252,175
Current portion of long-term debt	2,751	203,179	203,147
Accounts payable	482,082	373,186	362,010
Accrued liabilities	613,104	470,765	537,725
Total current liabilities	1,146,959	1,092,583	1,355,057

Long-term Debt	936,511	938,494	939,143

Other Liabilities	657,914	626,295	754,398

Commitments and Contingencies

Stockholders' Equity
Common Stock	108,144	110,285	110,814
Additional paid-in capital	2,002,160	1,864,499	1,842,147
Accumulated other comprehensive income (loss)	(229,199)	(209,742)	(201,708)
Retained earnings	2,057,965	2,050,109	2,105,758
Noncontrolling interests in subsidiaries	(761)	(1,866)	557

Total stockholders' equity	3,938,309	3,813,285	3,857,568

	$6,679,693	$6,470,657	$6,906,166

VF CORPORATION
Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended September

	2010	2009

Operating Activities
Net income	$518,203	$393,473
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	81,618	78,616
Amortization of intangible assets	29,621	29,953
Other amortization	12,141	12,346
Stock-based compensation	47,591	26,998
Pension funding under (over) expense	39,837	(35,420)
Other, net	54,447	80,601
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(332,006)	(237,209)
Inventories	(249,593)	(1,945)
Other current assets	(6,584)	(1,635)
Accounts payable	110,382	(79,225)
Accrued compensation	24,675	17,128
Accrued income taxes	(1,890)	3,598
Accrued liabilities	116,654	3,594
Other assets and liabilities	3,528	(26,999)

Cash provided by operating activities	448,624	263,874

Investing Activities
Capital expenditures	(73,592)	(57,746)
Business acquisitions, net of cash acquired	(38,446)	(207,219)
Software purchases	(5,825)	(9,349)
Other, net	(6,842)	4,175

Cash used by investing activities	(124,705)	(270,139)

Financing Activities
Increase in short-term borrowings	1,794	196,799
Payments on long-term debt	(202,384)	(2,582)
Purchase of Common Stock	(322,206)	(52,988)
Cash dividends paid	(195,999)	(195,550)
Proceeds from issuance of Common Stock, net	80,680	47,418
Tax benefits of stock option exercises	3,280	4,648

Cash used by financing activities	(634,835)	(2,255)

Effect of Foreign Currency Rate Changes on Cash	(17,770)	5,824

Net Change in Cash and Equivalents	(328,686)	(2,696)

Cash and Equivalents - Beginning of Year	731,549	381,844

Cash and Equivalents - End of Period	$402,863	$379,148

VF CORPORATION
Supplemental Financial Information
Business Segment Information
(In thousands)

	Three Months Ended September		Nine Months Ended September

	2010	2009	2010	2009

Coalition Revenues
Outdoor & Action Sports	$1,045,111	$916,409	$2,308,120	$2,058,228
Jeanswear	671,023	664,801	1,849,104	1,877,605
Imagewear	243,075	221,246	675,598	643,203
Sportswear	129,011	149,050	340,262	356,935
Contemporary Brands	113,303	112,225	323,475	291,478
Other	30,844	30,075	79,791	77,468

Total coalition revenues	$2,232,367	$2,093,806	$5,576,350	$5,304,917

Coalition Profit
Outdoor & Action Sports	$247,768	$204,450	$461,995	$353,431
Jeanswear	118,155	111,283	319,372	268,244
Imagewear	32,719	19,521	81,551	61,476
Sportswear	13,789	23,576	30,697	35,003
Contemporary Brands	5,198	12,255	22,122	35,232
Other	170	912	(1,065)	283

Total coalition profit	417,799	371,997	914,672	753,669

Corporate and Other Expenses	(62,655)	(53,601)	(158,398)	(151,444)
Interest, net	(19,947)	(20,905)	(59,950)	(63,409)

Income Before Income Taxes	$335,197	$297,491	$696,324	$538,816

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(In thousands)

	Three Months Ended September 2010
		Impact of
		Foreign
	As	Currency	Constant
	Reported	Exchange	Currency

Coalition Revenues
Outdoor & Action Sports	$1,045,111	$(27,865)	$1,072,976
Jeanswear	671,023	(5,490)	676,513
Imagewear	243,075	994	242,081
Sportswear	129,011	-	129,011
Contemporary Brands	113,303	(1,998)	115,301
Other	30,844	-	30,844

Total coalition revenues	$2,232,367	$(34,359)	$2,266,726

Coalition Profit
Outdoor & Action Sports	$247,768	$(6,225)	$253,993
Jeanswear	118,155	245	117,910
Imagewear	32,719	10	32,709
Sportswear	13,789	-	13,789
Contemporary Brands	5,198	(415)	5,613
Other	170	-	170

Total coalition profit	417,799	(6,385)	424,184

Corporate and Other Expenses	(62,655)	-	(62,655)
Interest, net	(19,947)	-	(19,947)

Income Before Income Taxes	$335,197	$(6,385)	$341,582

Constant Currency Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our businesses performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(In thousands)

	Nine Months Ended September 2010
		Impact of
		Foreign
	As	Currency	Constant
	Reported	Exchange	Currency

Coalition Revenues
Outdoor & Action Sports	$2,308,120	$(16,006)	$2,324,126
Jeanswear	1,849,104	9,888	1,839,216
Imagewear	675,598	3,765	671,833
Sportswear	340,262	-	340,262
Contemporary Brands	323,475	(2,796)	326,271
Other	79,791	-	79,791

Total coalition revenues	$5,576,350	$(5,149)	$5,581,499

Coalition Profit
Outdoor & Action Sports	$461,995	$(2,721)	$464,716
Jeanswear	319,372	4,607	314,765
Imagewear	81,551	563	80,988
Sportswear	30,697	-	30,697
Contemporary Brands	22,122	(765)	22,887
Other	(1,065)	-	(1,065)

Total coalition profit	914,672	1,684	912,988

Corporate and Other Expenses	(158,398)	-	(158,398)
Interest, net	(59,950)	-	(59,950)

Income Before Income Taxes	$696,324	$1,684	$694,640

CONTACT:
VF Services
Cindy Knoebel, CFA
VP, Financial & Corporate Communications
(212) 841-7141/(336) 424-6189
cindy_knoebel@vfc.com